ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of the 31st day of December, 2012, by and between CLARITA ABLAZO JEFFERY of Penthouse 8, Jakarta Building, Raya Gardens, Merville, Paranaque, Philippines (hereinafter "Purchaser"), and ONE HORIZON GROUP, INC. (formerly INTELLIGENT COMMUNICATION ENTERPRISE CORP.), a company incorporated under the laws of the Commonwealth of Pennsylvania, U.S.A. (hereinafter "Seller"), based on the following:

Premises

A. Seller is the sole shareholder of Global Integrated Media, Ltd., a media company incorporated under the laws of Hong Kong ("GIM"), and the sole owner of all the assets and operations of Modizo, a celebrity blogging platform ("Modizo"). Seller desires to sell all of the shares of GIM and substantially all of the assets and operations of Modizo as a going concern.

B. Purchaser is an affiliate of Victor Jeffery, formerly the chief executive officer and a director of Seller. Accordingly, Purchaser is well acquainted with the assets, liabilities, and operations of both GIM and Modizo.

C. Purchaser desires to acquire all of the issued and outstanding shares of GIM and substantially all of the assets of Seller associated with the Modizo business in exchange for 42,000,000 shares of Seller's common stock for cancelation.

Agreement

NOW, THEREFORE, based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived therefrom, it is hereby agreed as follows:

Article I
Acquisition of Assets

Section 1.01 The Acquisition. On the terms and conditions contained in this Agreement, Seller shall sell, assign, transfer, convey, set over, and deliver to Purchaser, and Purchaser shall purchase from Seller,

a) all of the issued and outstanding shares of GIM;
b) all of the following (hereinafter the "Acquired Assets"):
   i) the tangible property owned by Seller and associated with the operation of Modizo, as more fully listed in Exhibit A1 (the "Tangible Property");
   ii) Seller's accounts receivable associated with Modizo existing as of the Closing Date, as more fully listed in Exhibit A2 or to be provided within 21 days following the Closing Date;
   iii) lists of current and past suppliers and vendors, as more fully listed in Exhibit A3, and all files, records, and data in connection with (i), (ii) and (iii) of this clause (b);
   iv) all of Seller's rights under warranties covering the Tangible Property being transferred hereunder to the fullest extent permitted by such warranties;
   v) the intellectual property of Seller exclusively related to the operation of Modizo, including the right to use any trade secrets, confidential or proprietary information, or general processes used by Seller solely in the conduct of the Modizo business; and

vi) all other assets of Seller not included in any specific provision of the foregoing subsections existing as of the date hereof that are exclusively used in or relate to the operation of the Modizo business, including the goodwill of Seller associated with the Modizo business.

Section 1.02 Intentionally Omitted

Section 1.03 Assumed Liabilities. On the Closing Date, Purchaser shall assume and agree to discharge all direct or indirect, known or unknown, absolute or contingent, now or hereafter arising obligations and liabilities (collectively "Liabilities")

(a) of GIM; and
(b) all contractual obligations associated with the Modizo business; and
(c) Liabilities of Seller to be paid or performed after the Closing Date under the contracts and other agreements relating to the assets being conveyed hereunder; and
(d) any other Liabilities relating to the Acquired Assets and the Modizo business.

Section 1.04 Excluded Liabilities. Purchaser shall not assume or be obligated to pay, perform, or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not assumed by Purchaser pursuant to Section 1.03.

Section 1.05 Purchase Price. The purchase price of the Acquired Assets shall be an aggregate of 42,000,000 shares of Seller's common stock owned by Purchaser (the "Shares"), which shall be returned for cancelation at Closing.

Section 1.06 Closing; Closing Date. The closing (the "Closing") of the transactions contemplated by this Agreement shall be held simultaneously with the execution and delivery of this Agreement (the "Closing Date"). Such Closing shall take place at such time and location as may be mutually acceptable to the parties hereto and their respective legal counsel. Effective on the Closing Date, the Purchaser shall take possession of GIM and the tangible Acquired Assets. It is the intent of the parties that Purchaser is entitled to the results of all operations arising from the conduct of such business after the Closing Date and is responsible for all liabilities incurred by GIM or related to the Acquired Assets in connection therewith after such Closing Date.

Section 1.07 Intentionally Omitted

Section 1.08 Closing Events. At the Closing, (a) each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) the bills of sale, assignments, stock certificates, and other documents and instruments of conveyance and transfer, all in form and substance reasonably satisfactory to Purchaser and its counsel, necessary to vest marketable title in Purchaser to all the rights, interests, assets, and properties acquired by Purchaser pursuant to this Agreement and (b) Purchaser shall deliver to Seller the Shares, together with stock powers or other instruments of transfer reasonably satisfactory to Seller and its counsel, in payment of the purchase price in accordance with Section 1.05.

In addition, at the Closing or within 21 days following the Closing Date, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered): (a) originals or copies of all of Seller's agreements, contracts, and commitments assumed by Purchaser hereunder; (b) originals of all business logos, copyrights, patents, patent applications, trademarks, or registrations owned by Seller and related to GIM or the Acquired Assets; (c) all certificates, schedules, agreements, resolutions, or other instruments required by this Agreement to be so delivered at or prior to the Closing; and (d) such other items as may be reasonably requested by the

parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 1.09 Further Assurances. At the Closing or at any time thereafter, each party shall execute and deliver to the other such certificates, consents, and other documents required herein and execute and deliver such other documents, and take such other and all actions as may be reasonably requested to carry out the terms of this Agreement as the other party hereto may reasonably require.

Section 1.10 No Recourse. Except as provided in Article II below, the sale of GIM and the Acquired Assets is being made without any express or implied warranty or representation by, or recourse against, Seller of any kind or nature whatsoever.

Article II
Representations, Covenants, and Warranties of Seller

Seller hereby represents, covenants, and warrants to Purchaser, such representations, covenants, and warranties to be made as of the date hereof and at and as of the Closing Date and to survive the Closing and continue in accordance with the terms hereof (except as otherwise expressly set forth in Article VI hereof), as follows:

Section 2.01 Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Pennsylvania and has the corporate power to own all of its assets related to GIM and Modizo and, to its knowledge, to carry on its GIM and Modizo businesses in all material respects as they are now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Seller's charter documents.

Section 2.02 Approval of Agreement. Seller's board of directors has authorized the execution and delivery of this Agreement by Seller and has approved the consummation of the transactions contemplated hereby. This Agreement is the legal, valid, and binding agreement of Seller, enforceable between the parties in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, or other laws affecting enforcement of creditors' rights generally and by general principles of equity.

Section 2.03 Broker's Fees. Seller has not engaged or entered into any agreement with any broker or finder in connection with any of the transactions contemplated by this Agreement requiring the payment of any fee or compensation.

Article III
Representations, Covenants, and Warranties of Purchaser

Purchaser hereby represents, warrants, and covenants to Seller, such representations, warranties, and covenants to be made as of the date hereof and at and as of the Closing Date and to survive the Closing and continue in accordance with the terms hereof (except as otherwise expressly set forth in Article VI hereof), as follows:

Section 3.01 Organization, Standing, and Power of Purchaser. Purchaser is an entity duly organized, validly existing, and in good standing under the laws of the Philippines and has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all

material respects as it is now being conducted and is proposed to be conducted immediately following the Closing.

Section 3.02 Approval of Agreement. Purchaser's board of directors has authorized the execution and delivery of this Agreement by Purchaser and has approved the consummation of the transactions contemplated hereby. This Agreement is the legal, valid, and binding agreement of Purchaser, enforceable between the parties in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, or other laws affecting enforcement of creditors' rights generally and by general principles of equity.

Section 3.03 No Violation.

(a) No approval, consent, order or authorization of, or designation, registration or declaration with, any governmental authority or any individual, corporation, partnership, limited liability company, trust or other entity is required in connection with the Purchaser's valid execution and delivery of, and compliance with, this Agreement.

(b) Neither the execution, delivery or performance of this Agreement will conflict with, or will result in a breach of, or will constitute a default under (i) any judgment, statute, rule, order, decree, writ, injunction or regulation of any court or governmental authority applicable to the Purchaser or the Shares, (ii) any agreement or instrument by which Purchaser is bound or (iii) any provision of Purchaser's charter documents..

Section 3.04 Title to Shares. Purchaser is the lawful owner of the Shares free and clear of all liens, charges, security interests, options, encumbrances, mortgages, hypothecations, pledges, restrictions and claims of every kind. Purchaser has full legal right, power and authority to sell, assign, transfer and convey the Shares pursuant to this Agreement. The delivery to Seller of the Shares will transfer to Seller valid title thereto, free and clear of all liens, charges, security interests, options, encumbrances, mortgages, hypothecations, pledges, restrictions and claims of every kind. Purchaser has not issued any options, warrants or rights to any person to purchase or acquire the Shares.

Section 3.05 Broker's Fees. Purchaser has not engaged or entered into any agreement with any broker or finder in connection with any of the transactions contemplated by this Agreement requiring the payment of any fee or compensation.

Article IV
Conditions Precedent to the Obligations of Purchaser

Purchaser's obligation to purchase the Acquired Assets and assume the obligations is subject to the satisfaction, at or before Closing, of each of the conditions set out below, except for any condition that has been waived in a writing signed by Purchaser at or prior to the Closing.

Section 4.01 Performance by Seller. Seller shall have substantially performed all conditions of this Agreement unless the requirement has been waived in writing by Purchaser.

Section 4.02 Corporate Approval. Seller's board of directors shall have approved the transactions described in this Agreement and resolutions setting forth that approval shall have been certified to Purchaser by an officer of Seller.

Article V
Conditions Precedent To Seller's Obligations

Seller's obligation to sell the Acquired Assets is subject to Purchaser's satisfaction, at the time of Closing, of the conditions set out below, except for any condition that has been waived in writing by Seller at or prior to the Closing.

Section 5.01 Performance by Purchaser. Purchaser shall have substantially performed all the conditions of this Agreement, unless the requirement has been waived in writing by Seller.

Section 5.02 Corporate Approval. Purchaser's board of directors shall have approved the transactions described in this Agreement and resolutions setting forth those approvals shall have been certified to Seller by an officer of Purchaser.

Article VI
Survival of Representations and Warranties

All representations and warranties made in Articles II and III shall be continuing and shall survive the Closing, but shall expire 12 months after the Closing Date; *provided, however*, that if a claim for indemnification has been asserted pursuant to Article VII prior to or as of the expiration date of such 12-month period, such representations and warranties shall remain in full force and effect until full and complete resolution of such claim pursuant to Article VII hereof. Notwithstanding the foregoing, however, the time for making a claim based upon such representation or warranty shall expire 12 months after the Closing Date.

Article VII
Indemnification

Section 7.01 By Purchaser and Seller. Purchaser, GIM and Victor Jeffery, jointly and severally, hereby agree to indemnify and hold harmless Seller, and Seller on the other hand, hereby agrees to indemnify and hold harmless Purchaser (the party or parties providing such indemnification, being the "Indemnifying Party" and the party so indemnified being the "Indemnified Party") against all claims, damages, losses, liabilities, costs, and expenses (including settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Indemnified Party (as defined in connection with each and all of the following:

(a) any breach by the Indemnifying Party of any representation or warranty in this Agreement;
(b) any breach of any covenant, agreement, or obligation of the Indemnifying Party contained in this Agreement or any other agreement, instrument, or document contemplated by this Agreement; and
(c) any misrepresentation contained in any statement, exhibit, certificate, or schedule furnished by the Indemnifying Party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

Section 7.02 By Purchaser. In addition to the indemnification provided pursuant to Section 7.01, Purchaser, GIM and Victor Jeffery, jointly and severally, hereby agree to indemnify and hold harmless Seller from and against any Liabilities relating to the business of GIM or in respect of the Acquired Assets whether now existing or hereafter arising.

Section 7.03 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly notify, in writing, the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by any party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 7.04 hereof.

Section 7.04 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party, in writing, its obligations to indemnify the Indemnified Party respecting all elements of such claim. The Indemnified Party shall be entitled to participate (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made:

(a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate; and

(b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner.

Article VIII
Special Covenants

For a period of 18 months following the Closing Date, Seller and Purchaser shall have access and the right to copy, upon reasonable notice and during business hours, all of the records of each other relative to the business of GIM and Modizo as may be necessary for preparation of employee or corporate tax returns, employee tax reports, and customary accounting functions. Additionally, Seller and Purchaser shall agree to make available to the other, at reasonable times and upon reasonable advance notice, relevant records and personnel in connection with the preparation of a defense or the participation in a defense, participation in the prosecution of a claim or litigation, and negotiation of a settlement relating to any pending, future, or threatened litigation or government agency proceeding (including a tax audit) involving the conduct of Seller's business before or after the Closing, as the case may be, or in the perfection, registration, or transferring of any copyright, trademark right, or other proprietary information or right acquired by Purchaser hereunder.

Article IX
Specific Performance

The parties hereto agree the failure of any party to perform any obligation or duty that each has agreed to perform shall cause irreparable harm to the parties willing to perform the obligations and duties herein, which harm cannot be adequately compensated for by money damages. It is further agreed by the parties hereto that an order of specific performance against a party in default under the terms of this Agreement would be equitable and would not work a hardship on the defaulting party. Accordingly, in the event of default by any party hereto, the nondefaulting party, in addition to whatever other remedies are available at law or in equity, shall have the right to compel specific performance by the defaulting party of any obligation or duty herein.

Article X
Miscellaneous Provisions

Section 10.01 Costs. Purchaser and Seller shall each pay all of its own costs and expenses incurred or to be incurred by each in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

Section 10.02 Notices. Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service; addressed as follows:

If to Seller, to: Intelligent Communication Enterprise Corporation
Fleming Court
Leigh Road
Eastleigh
Southampton
SO50 9PD

With copies to: Farrell Fritz, P.C.
1320 RXR Plaza
Uniondale, NY 11556
Attention: Lyle C. Mahler, Esq.
Telephone: (516) 227-0784
Facsimile: (516) 336-2252

If to Purchaser, to: Claire Jeffery
Penthouse 8, Jakarta Building, Raya Gardens,
Merville
Paranaque 1709
Philippines

With copies to: Claire Jeffery
SXB, Second Floor, Gallery Building
Amorsolo Street, Makati 10029
Philippines
Telephone: (63) 939 806 7198

Notwithstanding the foregoing, service of legal process or other similar communications shall not be given by electronic mail and will not be deemed duly given under this Agreement if delivered by such means. Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

Section 10.03 Attorneys' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the nonprevailing party or parties shall reimburse the prevailing party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 10.04 Exhibits. Whenever in any section of this Agreement reference is made to information set forth in the exhibits, such reference is to information specifically set forth in such exhibits and clearly marked to identify the section of this Agreement to which the information relates.

Section 10.05 Entire Agreement. This Agreement, together with the documents to be delivered pursuant hereto, represent the entire agreement between the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations, or warranties, written or oral, except as set forth herein.

Section 10.06 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing.

Section 10.07 Form of Execution; Counterparts. A valid and binding signature hereto or any notice or demand hereunder may be in the form of a manual execution or a true copy made by photographic, xerographic, or other electronic process that provides similar copy accuracy of a document that has been executed. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 10.08 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, respecting any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 10.09 Applicable Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the choice of law rules thereof.

Section 10.10 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior consent of the other party provided in its sole discretion. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and any permitted assigns.

Section 10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the

court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 10.12 Public Announcements. Unless otherwise required by applicable law or securities exchange rules, no party hereto shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party. In the event, in the opinion of counsel, a party hereto determines that a public announcement is required by such laws or rules, such party shall use its reasonable best efforts to consult with the other party before issuing, and provide the other party with a reasonable opportunity to review and comment upon, any such public announcement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CLARITA ABLAZO JEFFERY

____

ONE HORIZON GROUP, INC.

By: ______________________________
Name: MARTIN WARD
Its: CEO.

AGREED AS TO ARTICLE VII HEREOF:

GLOBAL INTEGRATED MEDIA, LTD.

By: ______________________________
Name: ______________________________
Its: ______________________________

____

Victor Jeffery

Exhibit A1 to
Acquisition Agreement

TANGIBLE PROPERTY

Video Management Software System (VMSS), which consists of the following key components.

1. Video Management Software System software
2. Documentation
3. Hosting Service
4. Software Maintenance Service
5. Content Distribution Rights

a. Video content

b. Customer data and profiles information

<u>Video Management Software System software</u>

The code and the compiled system software and licenses for tools/utilities within the system, with which the VMSS was designed, developed, compiled and executed from to enable it to provide all of the services and functionalities as described in the documentation for the VMSS.

<u>Documentation</u>

The document produced by the software developer describing the key functions and services provided for within the Video Management Software System.

<u>Hosting Service</u>

The contracted hosting service which hosts the VMSS to allow it to serve all of the functionality over the internet. The hosting service is provided by Maxis Berhad.

<u>Software Maintenance Service</u>

The contracted maintenance service with the developer of the VMSS. The maintenance contract is with Soft Solvers Sdn. Bhd. and is on a quarterly renewable term.

<u>Content Distribution Rights</u>

The non-exclusive rights to distribute over the Internet all of the video content which has been uploaded by contributors to the VMSS, excluding the user registration data related to such video content.

Exhibit A2 to
Acquisition Agreement

ACCOUNTS RECEIVABLE ASSOCIATED WITH MODIZO

All amounts due from Tribal Fusion Inc. for online advertisements placed on the modizo.com website up to the Closing Date.

Final amount of accounts receivable up to Closing date will be confirmed within 30 days of Closing.

Exhibit A3 to
Acquisition Agreement

CURRENT AND PAST SUPPLIERS AND VENDORS

1. Vendors.
    a. Maxis Berhad – Server hosting services
    b. Soft Solvers Sdn. Bhd. – Maintenance of Modizo website
2. Suppliers of Content for Modizo
    a. IAMTV – aggregators of music video from independent Asian music bands
    b. Galaxy Group – agents for Chinese language celebrity video content
3. Contributing individual celebrities
   A list of contributing individual celebrities who have entered into content provision agreements will be provided within 30 days from Closing. To the extent that such agreements are with Seller, the parties acknowledge that Seller will terminate or assign those agreements effective on the Closing Date.